Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-114149, 333-123495, 333-132583, 333-141376, 333-149703, 333-158160, and 333-187502) of Cutera, Inc. of our report dated March 17, 2014, with respect to the consolidated financial statements and schedule of Cutera, Inc. as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Jose, California

March 16, 2015